INDEPENDENT AUDITORS CONSENT

The Board of Directors
Tangram Enterprise Solutions, Inc.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (No. 33-31852, No. 33-39266, No. 33-45127 and No. 33-76066)
pertaining to the 1988 Stock Option Plan of Tangram Enterprise Solutions, Inc., of our report dated February 23, 1995, relating to the balance sheet as of December 31, 1994, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Tangram Enterprise Solutions, Inc.


Raleigh, North Carolina                              /s/ KPMG Peat Marwick LLP
March 28, 1996


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